CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-183689 and 333-184192) of YOU On Demand Holdings, Inc. and its Subsidiaries (the "Company") of our report dated April 5, 2013, except with respect to our opinion on the consolidated financial statements insofar as it relates to the discontinued operations related to the Jinan Guangdian Jia He Broadband Co. Ltd. as described in Note 4 to the consolidated financial statements, as to which the date is February 5, 2014, relating to the Company's consolidated financial statements as of December 31, 2012 and 2011 and for each of the two years then ended, which appears in this Current Report on Form 8-K of YOU On Demand Holdings, Inc. and its Subsidiaries dated February 5, 2014.

UHY LLP

New York, New York
February 5, 2014